Exhibit 11

                           SARNIA CORPORATION
            Statement Re:  Computation of Per Share Earnings
           (Unaudited - in thousands, except per share data)


                               For the Three-Month     For the Nine-Month
                             Periods Ended March 31, Periods Ended March 31,
                             ----------------------- -----------------------
                                 1999        1998        1999        1998
                             ----------- ----------- ----------- -----------

NET INCOME APPLICABLE TO
 COMMON STOCK . . . . . . .  $       36  $        9  $      126  $       35
                             =========== =========== =========== ===========

Weighted average common
 shares outstanding . . . .   4,572,545   4,572,545   4,572,545   4,572,545
                             =========== =========== =========== ===========


NET INCOME PER SHARE
 - BASIC. . . . . . . . . .  $     0.01  $      ---  $     0.03  $     0.01
                             =========== =========== =========== ===========



Common shares from above. .   4,572,545   4,572,545   4,572,545   4,572,545
Assumed exercise of
 options (treasury stock
 method). . . . . . . . . .      52,316      57,786      52,316      57,786
                             ----------- ----------- ----------- -----------
                              4,624,861   4,630,331   4,624,861   4,630,331
                             =========== =========== =========== ===========


NET INCOME PER SHARE
 - DILUTED. . . . . . . . .  $     0.01  $      ---  $     0.03  $     0.01
                             =========== =========== =========== ===========

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